Exhibit 10.11

GENERAL RELEASE AND

SEPARATION AGREEMENT

This General Release and Termination Agreement (“Agreement”) is made and entered into by and between Upstream Worldwide, Inc., a Delaware corporation (“UPST”), and Chuck Wallace (the “Employee”). The following confirms the terms and conditions of a mutually agreed upon General Release and Termination between the Company and the Employee. For purposes of this Agreement, the term “Company” shall include UPST and all of its affiliates.

1.                  Termination of Employment. The cessation of the Employee’s employment with the Company shall be effective December 30, 2011 (the “Termination Date”). The Employee will receive all salary and benefits up to and including the Termination Date. Pay through the Termination Date, in addition to all accrued, but unused PTO time will be paid on the last pay-date of January 14th, 2011. All compensation and benefits will cease to accrue or be earned by the Employee after the Termination Date.

(a) Additional Consideration. To be considered as additional consideration for dutifully performing Employee’s obligations under this Agreement and the Additional Services as defined below, the performance or lack thereof of the Additional Services to be determined in the sole discretion of the Company, the Employee shall receive salary in full paid until December 30, 2011 as long as this separation agreement is signed (the “Additional Consideration”):

(b) Trade Secrets of the Company. The Employee acknowledges that he has had access to, and has become acquainted with, various trade secrets which are owned by the Company, and/or it’s affiliated, related, parent or subsidiary corporations, and which are regularly used in the operation of the businesses of such entities. The Employee shall not disclose such trade secrets, directly or indirectly, or use them in any way. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the business of the Company, whether prepared by the Employee or otherwise, shall remain the exclusive property of the Company.

(c) Return of Property. By the Termination Date, the Employee shall return to the Company all property of such entity that the Employee has in his possession, custody or control such as, personal computer, office equipment, forms, manuals, documents, client files, computer disks, personnel files, or any other materials of the Company.

(d) Deletion of Confidential Information. By the Termination Date, the Employee shall delete all Company confidential information from the Employee’s personal laptops, home computers, PDAs, disks, data storage devices or similar types of property.

(e) Stock Options.  On or before Feb 1, 2011, Company will issue Employee common stock ownership rights in the form of an option to purchase 500,000 (five hundred thousand) shares of the Company’s common stock (the “Stock Option”). The Stock Option will include, among other terms: 1) That the Stock Option is fully vested with the Employee upon issuance as to the entire 500,000 shares; 2) An exercise price of $.20 (twenty cents) per share; 3) That the Company will provide the means for the Employee to execute a cashless exercise of the Stock Option through the Company; 4) That the Company will fully register by March 31, 2012, under the Securities Act of 1933 and all required or applicable State securities laws, all of the 500,000 shares of common stock underlying the Stock Option; and 5) An exercise period for the Stock Option of 10 (ten) years from the Termination Date.

(f) Additional Services. Employee will provide advisory services to the Company pursuant to a separate advisory agreement, for the term stipulated in that agreement.

(g) Termination Payment. Company shall pay Employee a one-time payment, in addition to any other payments due under this Agreement, of $20,000 (twenty thousand dollars). This payment will be made on January 14th.

2. Release of Known and Unknown Claims by the Employee. In consideration for this Agreement, and excepting only the obligations created in this Agreement, the Employee hereby releases and discharges the Company and their related, affiliated, parent, and subsidiary entities, as well as their respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents, from any and all claims, demands, liabilities, suits or damages, whether known or unknown, of any type or nature including, but not limited to those claims arising from or in any way related to the Employee’s employment with the Company, or the termination thereof.

This release specifically includes, without limitation, all claims for wrongful discharge, breach of express or implied contract, defamation, fraud, misrepresentation, compensatory and/or other relief relating or in any way connected with the terms, conditions, and benefits of employment, discrimination based on race, color, sex, religion, national origin, age, marital status, handicap and medical condition, and/or all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the Florida Civil Rights Act of 1992, the Florida Minimum Wage Act, Florida Workers’ Compensation Law, Florida and Federal Whistleblower’s Law, COBRA, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour.

3. No Admission of Liability. By entering into this Agreement, the Company does not suggest or admit to any liability to the Employee, of any type or nature, or that it violated any law or any duty or other obligation to the Employee.

4. Compliance with the Age Discrimination in Employment Act of 1967.

(a) If the Employee is 40 years of age or older upon the Termination Date, this Section 4(a) shall apply. The Employee acknowledges and agrees that he was provided twenty-one (21) days to consider this Agreement and to consult with counsel and the Company has advised the Employee of his right to do so. To the extent that the Employee has taken less than twenty-one (21) days to consider this Agreement, the Employee acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that he did not desire additional time. The terms of this Agreement will not become effective or enforceable for seven (7) calendar days following the date of execution of this Agreement by both parties (the “Effective Date”), during which time the Employee may revoke this Agreement by notifying the undersigned representative of the Company in writing by registered letter.

(b) If the Employee is less than 40 years of age upon the Termination Date, this Section 4(b) shall apply. The terms of this Agreement will become effective and enforceable on the date of execution of this Agreement by both parties (the “Effective Date”).

5. Confidentiality. The Employee agrees that neither he nor any of his agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which the Employee believes he could have made or asserted against the Company, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (i) to the extent necessary to report income to appropriate taxing authorities; (ii) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (iii) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such order or subpoena shall be faxed to Upstream Worldwide, Inc. - attention Daniel Brauser, (954) 915-1525 within 72 hours of the Employee’s receipt of such order or subpoena, so that the Company will have the opportunity to assert what rights it has to non-disclosure prior to the Employee’s response to the order, inquiry or subpoena. The Employee also agrees to maintain all information regarding the Company’s clients or internal Company policies or procedures as strictly confidential and shall not disclose them to third parties.

6. Effect of Violations by Employee. The Employee agrees and understands that any action by him in violation of this Agreement shall void the Company’s payment to the Employee of the Additional Consideration and shall require immediate repayment by the Employee of the value of the Additional Consideration paid to the Employee by the Company pursuant to this Agreement, and shall further require the Employee to pay all reasonable costs and attorneys' fees in defending any action the Employee brings, plus any other damages to which the Company may be entitled.

7. Non-Disparagement. The Employee agrees not to disclose any information or make or publish any statement or do any other thing that may tend to harm or prejudice the reputation or good name of the Company or any of its officers, directors, or employees.  The Employee agrees not to say or do anything to or in relation to officers, directors, employees, clients, customers, agents, or representatives of the Company that is adverse or prejudicial to the Company, or inconsistent with the management or policies of the Company.

8. Non-Solicitation and Non-Competition

(a)     Non-Solicitation of Employees of the Company. For a period of two years from the Termination Date, the Employee agrees that he shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his employment with the Company, or solicit for employment or recommend to any third party the solicitation for employment of any person who, at the time of such solicitation, is employed by the Company.

(b) Non-Competition with the Company. For a period of two years from the Termination Date, the Employee (individually or in association with, or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of employment or where the Company had a formal plan during the period of the Employee’s employment with the Company to engage in business within one (1) year of the date of termination of employment.

(c) Non-Solicitation of Customers of the Company. For a period of two years from the Termination Date, the Employee, directly or indirectly, will not seek nor accept business which is the same or similar to the Company’s business (the “Prohibited Business”) from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company. For purposes of this Agreement, the term “Customer” means any person, firm, corporation, limited liability company, partnership, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 12-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, limited liability company, partnership, association or other entity is a Customer.

(d) No Payment. The Employee acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 8, and confirms he has received adequate consideration for such undertakings.

9. No Cooperation with Third Party Claims Against the Company. The Employee agrees that he will not participate, cooperate or assist any person(s) or entity with respect to any claim, lawsuit, proceeding or action that any such person or entity may have against the Company, directly or indirectly.

10. Withholding.  Notwithstanding anything contained herein to the contrary, the Company may withhold from any and all amounts payable to Employee under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

11. Waiver and Modification. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect either the validity of this Agreement or the right of any party to enforce the Agreement. This Agreement may be modified or amended only by a written agreement executed by the Employee and the undersigned representative of the Company.

12. Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto.

13. Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

14. Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of law principles. Any dispute regarding this Agreement or the Employee’s employment shall be resolved in the Courts located in Broward County, Florida, without a jury (which is hereby expressly waived).

15. Headings not Controlling. Headings are used only for ease of reference and are not controlling.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

17. Employee Cooperation with Company. At the request of the Company, the Employee agrees to cooperate with the Company in connection with any litigation, investigation or regulatory matters in which Employee may have relevant knowledge or information. This cooperation shall include, without limitation, the following: (i) to meet and confer, at a time mutually convenient to Employee and the Company, the Company’s attorneys for trial preparation purposes, including answering questions, explaining factual situations, preparing to testify, or appearing for deposition; (ii) to appear for trial and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; (iii) to give truthful sworn statements to the Company’s attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt the Company’s attorneys as Employee’s own (provided that there is no conflict of interest that would disqualify the attorneys from representing the Employee), and to accept their record instructions at deposition.

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PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: December 27, 2011	/s/ Daniel Brauser
Daniel Brauser
Chief Financial Officer
Upstream Worldwide, Inc.

I have carefully read this Agreement and understand that it contains a release of known and unknown claims. I acknowledge and agree to all of the terms and conditions of this Agreement. I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

Dated: December 27, 2011	/s/ Chuck Wallace
Chuck Wallace
Address for Notice: 2301 Ray Drive
Burlingame, CA 94010